EXHIBIT 10.1






                            ASSET PURCHASE AGREEMENT


                                   dated as of

                                November 23, 1992


                                     between


                         NATIONAL AUTO/TRUCKSTOPS, INC.


                                       and


                         UNION OIL COMPANY OF CALIFORNIA











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                                TABLE OF CONTENTS


                                                                     PAGE


ARTICLE I  DEFINITIONS...............................................  1

      1.1  Definitions...............................................  1

ARTICLE II  TRANSFER OF ASSETS.......................................  7

      2.2  Excluded Assets........................................... 11
      2.3  Assumption of Liabilities................................. 12
      2.4  Assignment of Contracts and Rights........................ 14
      2.5  Purchase Price for Acquisition Assets..................... 15
      2.6  Closing................................................... 15
      2.7  Allocation of Purchase Price.............................. 16

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER................ 16

      3.1  Corporate Existence and Power............................. 16
      3.2  Corporate Authorization................................... 16
      3.3  Governmental Authorization................................ 17
      3.4  Non-Contravention......................................... 17
      3.5  Financial Statements...................................... 18
      3.6  No Undisclosed Liabilities................................ 19
      3.7  Absence of Certain Changes................................ 19
      3.8  No Brokerage Fees......................................... 21
      3.9  Properties; Leases; Tangible Assets....................... 21
      3.10 Sufficiency of and Title to the Transferred
                Assets............................................... 23
      3.11  Affiliates............................................... 24
      3.12  Litigation............................................... 24
      3.13  Contracts................................................ 25
      3.14  Permits; Required Consents............................... 26
      3.15  Compliance with Laws..................................... 27
      3.16  Employment and Similar Agreements:  Obliga
                tions Upon Change in Control......................... 27
      3.17  Labor and Employment Matters............................. 27
      3.18  Employee Benefit Plans................................... 28
      3.19  Intellectual Property.................................... 29
      3.20  Inventories.............................................. 30
      3.21  Customers................................................ 30
      3.22  Material Disclosures..................................... 30
      3.23  Operator and Reseller Relationships...................... 30




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ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF BUYER............. 31

      4.1  Organization and Existence................................ 31
      4.2  Corporate Authorization................................... 31
      4.3  Governmental Authorization................................ 32
      4.4  Non-Contravention......................................... 32
      4.5  No Brokerage Fees......................................... 33
      4.6  Litigation................................................ 33
      4.7  Material Disclosures...................................... 33

ARTICLE V  CERTAIN UNDERSTANDINGS AND
           AGREEMENTS OF THE PARTIES................................. 33

      5.1  Conduct of the Business................................... 33
      5.2  Access to Information..................................... 36
      5.3  Confidentiality........................................... 37
      5.4  Access to Records and Files............................... 37
      5.5  Public Announcements...................................... 38
      5.6  No Shopping............................................... 38
      5.7  Further Assurances........................................ 39
      5.8  Cooperation in Litigation................................. 39
      5.9  Certain Filings........................................... 39
      5.10 Administration of Accounts................................ 40
      5.11 Title Insurance; Encumbrances............................. 40
      5.12 Employees and Benefits.................................... 41
      5.13 Adjustment Certificate.................................... 42
      5.14 Cooperation with Respect to Financing..................... 43
      5.15 PMPA...................................................... 43
      5.16 Properties................................................ 43
      5.17 Recent Financial Statements............................... 44

ARTICLE VI  CONDITIONS TO CLOSING.................................... 44

      6.1  Conditions to Obligations of Each Party................... 44
      6.2  Conditions to Obligations of Buyer........................ 44
      6.3  Conditions to Obligations of Seller....................... 47

ARTICLE VII  INDEMNIFICATION......................................... 48

      7.1  Indemnification by Seller................................. 48
      7.2  Indemnification by Buyer.................................. 50
      7.3  Defense of Claims......................................... 50
      7.4  Survival of Representations and Warranties................ 52
      7.5  Limitations on Indemnification for Breaches
                of Representations and Warranties.................... 52




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ARTICLE VIII  TERMINATION............................................ 53

      8.1  Grounds for Termination................................... 53
      8.2  Effect of Termination..................................... 55

ARTICLE IX  MISCELLANEOUS............................................ 55

      9.1  Notices................................................... 55
      9.2  Amendments; Waivers; Remedies............................. 56
      9.3  Expenses.................................................. 57
      9.4  Schedules................................................. 57
      9.5  Successors and Assigns.................................... 57
      9.6  Governing Law............................................. 57
      9.7  Counterparts; Effectiveness............................... 57
      9.8  Entire Agreement.......................................... 58
      9.9  Jurisdiction.............................................. 58
      9.10 Captions.................................................. 58
      9.11 Severability.............................................. 58
      9.12 Construction.............................................. 59





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                            ASSET PURCHASE AGREEMENT


            This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of November 23, 1992 by and between Union Oil Company of California, a California corporation ("Seller"), and National Auto/Truckstops, Inc., a Delaware corporation (together with its successors and assigns, "Buyer").

                              W I T N E S S E T H :

            WHEREAS, Seller owns certain assets comprising a national auto/truckstop network as more fully described in the May 1991 Confidential Information Memorandum prepared by The First Boston Corporation (the "Information Memorandum"), as said network has been altered by the changes contained in Section 1 of the Disclosure Schedule (the "A/TS Network");

            WHEREAS, certain of the locations comprising the A/TS Network are Seller owned and leased to independent operators (the "Operators"), certain of such locations are both Seller owned and operated, and certain of such locations are owned and operated by independent marketers/ resellers (the "Resellers"); and

            WHEREAS, Seller desires to sell to Buyer the A/TS Network (other than the Excluded Locations), including sub stantially all of the assets relating thereto, and Buyer desires to acquire the A/TS Network (other than the Excluded Locations and the Excluded Assets) and such assets on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

            1.1  DEFINITIONS.

                  (a) The following terms, as used herein, have the following meanings:

            "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or




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under direct or indirect common control with such other Person.

            "Ancillary Agreements" means, collectively, (i) a Bill of Sale, Assignment and Assumption Agreement, (ii) a Non-Competition Agreement, (iii) an Office Sublease, (iv) a Credit Card Agreement, (v) a Trademark License Agreement, (vi) a Software License Agreement, (vii) a Services Agree ment and
(viii) a Products Agreement, each in a form to be agreed to by Buyer and Seller.

            "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

            "Assigned California Lease Rights" means the right to receive the Gallonage Rental and 3% of Products and Services Gross Receipts (as such terms are defined in Exhibit B of the California Leases).

            "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

            "California Fuel Supply Agreements" means those Fuel Supply Agreements identified in Section 1.1(a) of the Disclosure Schedule.

            "California Leases" means those leases identified in Section 1.1(b) of the Disclosure Schedule.

            "Confidentiality Agreement" means the Confiden tiality Agreement dated June 12, 1992 between The First Boston Corporation on behalf of Seller and The Clipper Group, L.P.

            "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, and charges, and amounts paid or payable in settlement, including (y) interest on cash disbursements in respect of any of the foregoing at the lesser of Reference

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Rate in effect from time to time and the maximum interest rate permitted by law, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and
(z) reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such Person.

            "Designated Employees" means those employees of Seller who are listed in Section 1.1(c) of the Disclosure Schedule.

            "Disclosure Schedule" means the Disclosure Schedule attached hereto.

            "Effective Time" means 1:01 a.m. Eastern Standard Time on the Closing Date.

            "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and plant and animal life on earth.

            "Environmental Agreement" means the Environmental Agreement dated as of the date hereof between Seller and Buyer.

            "Environmental Claims" means causes of action or claims of Seller existing as of the Effective Time against any Person relating to Environmental Liabilities.

            "Environmental Laws" means federal, state, local and foreign laws, principles of foreign law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the Environment or health or safety.

            "Environmental Liabilities" means all Damages, whether direct or indirect, known or unknown, current or potential, absolute or contingent, matured or unmatured, past, present or future, imposed by, under or pursuant to Environmental Laws.

            "Excluded California Lease Rights" means all of Seller's rights (other than the Assigned California Lease Rights) under the California Leases.

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            "Excluded California Lease Obligations" means any Liability or obligation of Seller under any of the California Leases including, without limitation, any obligation for cleaning, maintenance, repairs and replace ments pursuant to Paragraph 9 and Exhibit C of the California Leases and any Liability or obligation of Seller for taxes and assessments pursuant to Paragraph 17 of the California Leases.

            "Excluded Causes of Action" means Environmental Claims and any causes of action to the extent relating to (x) any Excluded Asset or (y) any Liability set forth in Section 2.3(i) through Section 2.3(xii).

            "Excluded Locations" means the auto/truckstops comprising a part of the A/TS Network located at the following locations: Santa Nella California; Blythe, California; Buttonwillow, California; Redding, California; Sacramento, California; and Ontario, California.

            "GAAP" means generally accepted accounting prin ciples then in effect consistently applied.

            "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, charac ter or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliqui dated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person in accordance with GAAP.

            "Lien" means, with respect to any asset, any mort gage, title defect or objection, restrictive covenant, adverse claim, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.


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            "Material Adverse Effect" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the A/TS Network that results in a material adverse effect on, or a material adverse change in, the Acquisition Assets taken as a whole, or a material adverse effect on the business of the A/TS Network taken as a whole.

            "Outside Sourced Petroleum Products" means any petroleum or petroleum derivative products (including, without limitation, gasoline, distillates, lubricants or grease) acquired or to be acquired from any Person (other than Seller or any Affiliate of Seller).

            "Permitted Liens" means (i) Liens for taxes or governmental assessments, charges or claims the payment of which is not yet due, or for taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained and set aside; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith and for which adequate reserves in accordance with GAAP are being maintained and set aside; and (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

            "Person" means an individual, corporation, part nership, association, trust, estate or other entity or organization, including a Governmental Authority.

            "PMPA" means the Petroleum Marketing Practices Act.

            "Proceeding" means any claim, action, suit, hear ing, inquiry, arbitration, dispute, proceeding (public or private) or governmental investigation brought by or against any Governmental Authority or any other Person.

            "Reference Rate" means the per annum rate of interest as published in the Wall Street Journal as the prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day such published quotations change.


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            "Seller's knowledge" means (i) the actual knowledge of managerial or professional personnel employed by or on behalf of Seller or any of its Affiliates (exclud ing any agents and servants who are not and have never been employees of Seller) and working in Division 61 or having management or supervisory responsibility for the A/TS Network or (ii) such knowledge as any such Person could reasonably be expected to have in the exercise of his or her employment duties.

            "WARN Act" means the Worker Adjustment and Retraining Notification Act (and any applicable similar state law).

                  (b) Each of the following terms is defined in the section set forth opposite such term:

             TERM                                     SECTION

      Acquisition Assets                              2.1
      Acquisition Proposal                            5.6
      Adjustment Certificate                          5.13
      Agreement                                       Recitals
      Annual Financial Statements                     3.5
      A/TS Network                                    Recitals
      Assumed Liabilities                             2.3
      Benefit Arrangements                            3.18(b)
      Buyer                                           Recitals
      Buyer Indemnitees                               7.1
      Closing                                         2.6
      Closing Date                                    2.6
      Contracts                                       2.1(iv)
      Employee Plans                                  3.18(a)
      Employment Agreements                           3.16
      Encumbrances                                    3.9(a)
      Equipment                                       2.1
      ERISA                                           2.3(vi)
      ERISA Affiliate                                 3.18(a)
      Excluded Assets                                 2.2
      Excluded Storage Tanks                          2.2(xi)
      Financial Statements                            3.5
      Indemnified Party                               7.3
      Indemnifying Party                              7.3
      Information Memorandum                          Recitals
      Intellectual Property                           3.19
      Interim Financial Statements                    3.5
      Inventory                                       2.1(iii)
      Inventory Amount                                5.13
      Leased Real Property                            3.9(d)
      Leases                                          3.9(d)

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      Non-Conveyable Properties                       5.17
      Offering Material                               5.15(a)
      Operators                                       Recitals
      Owned Real Property                             3.8(c)
      Permits                                         3.14(a)
      Permitted Encumbrances                          3.9(a)
      Purchase Price                                  2.5
      Real Property                                   3.9(d)
      Resellers                                       Recitals
      Required Consents                               3.14(b)
      Required Contractual Consent                    3.14(b)
      Required Permit Approval                        3.14(b)
      Scheduled Contracts                             3.13(a)
      Seller                                          Recitals
      Seller Indemnitees                              7.2
      Subsequent Material Contract                    5.1(a)
      Termination Date                                8.1(vi)
      Uno-Ven Trademark License Agreement             2.2(x)


                                   ARTICLE II

                               TRANSFER OF ASSETS

            2.1 ASSETS TO BE CONVEYED. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein after set forth, Seller shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase at the Closing, free and clear of all Liens, other than Permitted Encumbrances, all the assets, properties, rights, interests, licenses, permits, contracts, causes of action, claims, operations and businesses of every kind and description as the same shall exist as of the Effective Time (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, which are owned by, leased by or in the possession of Seller whether or not reflected on the books and records of Seller and held or used in the business or operation of the A/TS Network (the assets, properties, rights, interests, licenses, permits, contracts, causes of action, claims, operations and businesses to be transferred to Buyer by Seller pursuant hereto are referred to collectively as the "Acquisition Assets"), including, without limitation, except as otherwise specified in Section 2.2 or 5.13, all right, title and interest of Seller in, to and under:

                          (i) all real property and leases (whether capitalized or operating) of, and other inter ests in, real property of Seller held or used in the

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      business of the A/TS Network (but only to the extent held or used in the business of the A/TS Network), including the items listed in Section 3.9(c) of the Disclosure Schedule, in each case together with Seller's interest in all buildings, fixtures, signage and improvements erected thereon and appurtenances thereto and all of Seller's rights to real property adjacent or appurtenant thereto;

                         (ii) all machinery, equipment, furni ture, office equipment, communications equipment, computer hardware which is used exclusively in the business of the A/TS Network (including, without limitation, computer hardware utilized in connection with the "Access 76" system), vehicles, storage tanks (other than the Excluded Storage Tanks), spare and replacement parts and other tangible property (and interests in any of the foregoing) of Seller held or used in the business of the A/TS Network (collectively, "Equipment");

                        (iii) all items of inventory relating to the business of the A/TS Network notwithstanding how classified in the financial records of Seller, includ ing all raw materials, work-in-process, finished goods, supplies, spare parts, samples and stores ("Inven tory"), but excluding any of the foregoing excluded from the definition of Acquisition Assets pursuant to Section 5.13;

                         (iv) subject to Section 2.4 and only to the extent relating to the business of the A/TS Network, all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, relating to the business of the A/TS Network and to which Seller is a party or beneficiary on the Closing Date or by which any of the Acquisition Assets are then bound (including, without limitation, the California Fuel Supply Agreements and the Assigned California Lease Rights) (all of the foregoing to be assigned to Buyer pursuant hereto or the benefits under which are to be provided to Buyer pursuant to Section 2.4 hereof are hereinafter referred to collectively as the "Contracts" and individually as a "Contract");

                          (v) to the extent related to the busi ness of the A/TS Network and utilizable by the Buyer in such business, all prepaid charges and expenses, deposits and similar assets of Seller, including any

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      such prepaid charges and expenses with respect to ad valorem taxes, leases and rentals and utilities;

                         (vi) except for Excluded Causes of Action, all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the business of the A/TS Network or the Acquisition Assets, whether liquidated or unliquidated, fixed or contingent, including all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller or any other Person for use in the business of the A/TS Network or affecting any of the Acquisition Assets;

                        (vii) to the extent that the following are held or used in the conduct of business of the A/TS Network (but excluding the marks "Pure" and "Firebird" and any of the following which are (x) to be licensed to Buyer pursuant to the Trademark License Agreement to be executed by Buyer and Seller or (y) are not set forth in Section 3.19 of the Disclosure Schedule), all of Seller's right, title and interest in each patent and patent application, copyright, copyright applica tion, publication (including, without limitation, Road King magazine), trademark, trademark registration, trade name, mark (including, without limitation, the mark "Road King"), service mark, product mark, logo and other commercial symbol (in any such case, whether or not registered or to be registered in the United States of America or elsewhere) applied for, issued to or otherwise owned by Seller and held or used in the business of the A/TS Network or with regard to any of the Acquisition Assets;

                        (viii) each process, invention, trade secret, formula and documentation owned by Seller or which the Seller has the right to use and assign to Buyer which is held or used in the business of the A/TS Network or with regard to any of the Acquisition Assets, but excluding any of the foregoing which relate to the formulation or blending of the gasoline, petroleum distillates or other petroleum products sold by the A/TS Network;

                         (ix) subject to Section 2.4, all trans ferable franchises, licenses, permits or other authori zations issued or granted by any Governmental Authority

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      that are owned by, granted to or held or used by Seller and utilized in the business of the A/TS Network, including the items listed in Section 3.14(a) of the Disclosure Schedule;

                          (x) to the extent reasonably available to Seller, copies of all books, records, files and papers of Seller, whether in hard copy or computer format, including books of account, invoices, engineer ing information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, and documentation developed or used for accounting, marketing, engineering, manu facturing or any other purpose, but in each such case only to the extent related to the conduct of the business of the A/TS Network or with regard to any of the Acquisition Assets at any time prior to the Closing;

                         (xi) to the extent utilized in the conduct of business of the A/TS Network, all computer software (other than (i) mainframe software and (ii) software to be licensed to Buyer pursuant to the Software License Agreement to be executed by Buyer and Seller) used to prepare or maintain the books and records of Seller relating to the business of the A/TS Network, including computer software used in connection with the credit approval process and accounts receiv able aging;

                         (xii) all rights of Seller under insurance policies and insurance funds of any nature, whether private or governmental, but exclusive of self-insurance by Seller, in respect of Environmental Liabilities resulting from occurrences which occur prior to the later of the Closing Date and completion of the assessment and remediation required pursuant to the Environmental Agreement, but only to the extent that Seller is not obligated to indemnify Buyer for such Environmental Liabilities pursuant to the Environmental Agreement and only after equitably considering factors such as various layers of insurance and self-insurance maintained by Seller; and

                       (xiii) all goodwill associated with the A/TS Network or the Acquisition Assets, together with the right to represent to third parties that Buyer is the successor to the business of the A/TS Network.


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            2.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section
2.1 to the contrary, Seller is not selling, and Buyer is not purchasing, pursuant to this Agreement, any of the following, all of which shall be excluded from the Acquisition Assets (hereinafter referred to collectively as the "Excluded Assets"):

                          (i) all of Seller's cash and cash equivalents;

                         (ii) all accounts, accounts receivable, notes and notes receivable existing as of the Effective Time whether or not the same arose out of Seller's operation of the A/TS Network and which are payable to Seller;

                        (iii) the real property and all furniture located thereon at the A/TS Network's Schaumburg, Illinois headquarters office;

                         (iv) all mainframe software and all software to be licensed to Buyer pursuant to the Software License Agreement;

                          (v) all of Seller's patents, patent applications, copyright, copyright applications, publications, trademarks, trademark registrations, trade names, marks, service marks, product marks, logos or other commercial symbols which are not conveyed to Buyer pursuant to
      Section 2.1(vii);

                         (vi) (x) all real property comprising a part of the Excluded Locations, together with all buildings, fixtures, signage and improvements erected thereon and appurtenances thereto and all of Seller's rights to real property adjacent or appurtenant thereto, (y) all tangible personal property located on or which otherwise relates exclusively to, the Excluded Locations and (z) the Excluded California Lease Rights;

                        (vii) to the extent not utilized in the conduct of business of the A/TS Network, all books, records, correspondence and other information which relate to assets or Liabilities of Seller to be retained by it pursuant to the terms hereof; provided, that Seller agrees to furnish copies of such records to Buyer if requested by Buyer for bona fide reasons relating to the operation of the A/TS Network from and after the Closing Date;


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                        (viii) all Employment Agreements, whether or not
      identified in Section 3.16 of the Disclosure Schedule;

                         (ix) all Employee Plans and Benefit Arrangements, whether or not identified in Section 3.18 of the Disclosure Schedule;

                          (x) all rights of Seller under that certain Trademark License Agreement, dated December 1, 1989, as amended, by and between Seller and The Uno-Ven Company (the "Uno-Ven Trademark License Agreement);

                     (xi) all gasoline, petroleum distillate or other petroleum product storage tanks and associated piping (whether underground or above ground) and dispensers not located on or under the Owned Real Property (as hereinafter defined), including any such storage tanks located on or under any real property comprising a part of the auto/truckstops operated by Resellers (including, without limitation, the auto/truckstops operated by Resellers at Ripley, New York, No. Lima, Ohio, Raphine, Virginia and Shreveport, Louisiana) (all of the foregoing storage tanks, associated piping and dispensers described or specific ally identified in this
      Section 2.2 (xi) are collectively referred to as the "Excluded Storage Tanks"); and

                        (xii) Excluded Causes of Action.

            2.3 ASSUMPTION OF LIABILITIES. From and after the Closing Date, Buyer shall assume and agree to pay when due, perform and discharge (a) the executory Liabilities of Seller under each Contract in effect on the Closing Date and assigned to Buyer pursuant to Section 2.1, but only to the extent such Liabilities would not be required to be accrued on a balance sheet of Seller as of the Closing Date prepared in accordance with GAAP and Buyer has in fact benefitted from the performance by the other party to such contract from and after the Closing Date and (b) the liabilities of Seller to be assumed by Buyer pursuant to Section 2.4 (subject to the rest of this Section 2.3, the liabilities described in the foregoing clauses (a) and (b) are collectively referred to as the "Assumed Liabilities"). Notwithstanding the foregoing, the Buyer is not assuming and shall not be deemed to be assuming any of the following, all of which shall be excluded from and shall not constitute Assumed
Liabilities:

                          (i) any Liability of Seller or any of its Affiliates to any Person the existence of which constitutes a breach of any covenant, agreement, repre sentation or warranty of Seller contained in this Agreement;

                         (ii) any Liability of Seller or any of its Affiliates for any federal, state, local or foreign income or excise taxes, franchise taxes, sales taxes, state or local property taxes or other taxes of any kind or description (including interest and penalties thereon), including Seller's pro rata portion of any real and personal property taxes with respect to its ownership and use of any of the Acquisition Assets before the Closing Date;

                        (iii) any Liability of Seller or any of its Affiliates for any accounts payable or under any other agreement to which Seller or any of its Affil iates is a party;

                         (iv) whether or not such agreements are assigned to or assumed by Buyer hereunder, any Liabil ity of Seller or any of its Affiliates arising out of or resulting from any breach by Seller or any of its Affiliates of any Contract or other agreement to which Seller or any of its Affiliates is a party;

                          (v) any Liability of Seller or any of its Affiliates arising out of or resulting from any violation or alleged violation by Seller or any such Affiliate of any Applicable Law or in connection with or arising out of the sale by Seller or any such Affiliate of any product or the provision of any service;

                         (vi) any Liability of Seller or any of its Affiliates to any officer, director, employee (including any Designated Employee), consultant or agent of Seller or any such Affiliate, including, without limitation, employment agreements between the Seller and any of its employees (whether or not such employment agreements are set forth on Schedule 3.16 of the Disclosure Schedule), workers' compensation, union contracts, medical or sick pay liabilities (including, without limitation, for continuation coverage mandated by law), pension or profit sharing liabilities or severance liabilities (including, without limitation, under the WARN Act) whether or not resulting from the transactions contemplated herein and any other employee benefit offered by Seller or any such Affiliate, including any liability for contributions or payments to be made under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or other plan or arrangement maintained for an officer, director, employee, consultant or agent of Seller or any such Affiliate; except as expressly set forth in Section 5.12 or 7.2 hereof, in no event shall Buyer incur any obligation for any Liability relating to any Designated Employee that arises or accrues prior to such time, if any, as such Designated Employee is employed by Buyer;

                        (vii) any Liability (including expenses) resulting from any Proceeding affecting any of the Acquisition Assets or the A/TS Network existing or arising on or resulting from events which occurred or failed to occur at or prior to the Effective Time;

                    (viii) any Liability relating to any of the Excluded Storage Tanks;

                      (ix) any Liability of Seller under any Contract which is required to be disclosed in the Disclosure Schedule and is not so disclosed;

                        (x) any Liability of Seller under or relating to the Uno-Ven Trademark License Agreement;

                        (xi) any Liability of Seller or any of Seller's Affiliates under any contract or agreement providing for the purchase by Seller or any of Seller's Affiliates of Outside Sourced Petroleum Products; and

                        (xii)  the Excluded California Lease Obligations.

            2.4  ASSIGNMENT OF CONTRACTS AND RIGHTS.

                  (a) Anything in this Agreement to the con trary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquisition Asset or any claim or right or any benefit arising thereunder or resulting there from if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of Seller or, upon transfer, Buyer thereunder.

                  (b) Seller agrees that between the date hereof and the Closing Date it will use its best efforts (other than paying consideration) to obtain the necessary consents to the assignment of each Contract or other Acquisition Asset which by its terms requires the consent of any of the other contracting parties thereto to an assignment thereof to Buyer. If (y) such consent is not obtained with respect to any such Contract or other Acquisition Asset and (z) notwithstanding the provisions of Section 6.2(f), Buyer elects to consummate the Closing, Seller and Buyer will cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer shall obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller shall enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Contract or other Acquisition Asset or any claim, right or benefit arising thereunder that has been assigned to Buyer or which Seller has made an arrangement to the satisfaction of Buyer pursuant to this
Section 2.4. Buyer agrees to perform at its sole expense all of the obli gations of Seller to be performed after the Closing Date under any such Contract or other Acquisition Asset the bene fits of which Buyer is receiving pursuant to the provisions of this Section 2.4.

            2.5 PURCHASE PRICE FOR ACQUISITION ASSETS. The purchase price for the Acquisition Assets (the "Purchase Price") shall be in the amount and shall be payable as follows:

                          (i) at the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds, the sum of $141,000,000;

                          (ii) at the Closing, Buyer shall assume the Assumed Liabilities; and

                          (iii) Buyer shall make a payment to Seller, by wire transfer of immediately available funds, pursuant to and in accordance with Section 5.13.

            2.6 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the law offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at

10:00 a.m. on the date five (5) Business Days after all conditions to the Closing set forth in Article VI have been satisfied or waived by the party entitled to waive the same, or such other time, date or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date".

            2.7 ALLOCATION OF PURCHASE PRICE. Seller and Buyer hereby agree that
(i) the allocation for tax purposes of the Purchase Price shall be as agreed to by Buyer and Seller prior to the Closing, (ii) each party shall timely file Internal Revenue Service Form 8594 and (iii) neither the Buyer nor the Seller shall take a position on any report, return, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state or local taxing authority, before any taxing authority or in any judicial proceeding that is in any way inconsistent with such allocation.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer as follows:

            3.1 CORPORATE EXISTENCE AND POWER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate power and all governmental licenses, authori zations, consents and approvals required to carry on the business of the A/TS Network as now conducted and to own and operate the Acquisition Assets. Seller is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Acquisition Assets or the nature of the business of the A/TS Network makes such qualification necessary to carry on the business as now conducted. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller as currently in effect.

            3.2 CORPORATE AUTHORIZATION. Seller has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed by Seller in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements to be executed by Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller enforceable in accordance with their respective terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, mora torium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

            3.3  GOVERNMENTAL AUTHORIZATION.

                  (a) The execution, delivery and performance by Seller of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than:

                          (i) compliance with any applicable requirements of the HSR Act;

                         (ii) compliance with any applicable requirements of the bulk sales, bulk transfer or similar laws of the states in which the Acquisition Assets are located;

                          (iii) the Required Permit Approvals; and

                          (iv) compliance with any applicable requirements of the WARN Act.

                  (b) To Seller's knowledge, there are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the authorizations referred to in Sections 3.3, 3.14 or 4.3.

            3.4 NON-CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and all other agreements to be executed by Seller in connection herewith does not and will not (a) (i) contravene or conflict with the certificate of incorporation or bylaws of Seller; (ii) assuming compliance with the HSR Act, the WARN Act and California Business and Professions Code
Section 20999.25(a) and receipt of the Required Consents and each Required Permit Approval, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the A/TS Network or any of the

Acquisition Assets; and (iii) assuming compliance with the HSR Act and receipt of the Required Contractual Consents and each Required Permit Approval, constitute a default under, conflict with, violate, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller is entitled, under any Contract or any license, franchise, permit or similar authorization relating to the A/TS Network or included in any of the Acquisition Assets or by which the business of the A/TS Network or the Acquisition Assets may be bound, or (b) result in the creation or imposition of any Lien on any Acquisition Asset.

            3.5 FINANCIAL STATEMENTS. Section 3.5 of Disclosure Schedule sets forth (i) the unaudited Income Statement of the A/TS Network for the calendar years ended December 31, 1989, 1990 and 1991 (including the addendums thereto relating to Seller's operating expenses during such periods), the unaudited Statement of Net Assets of the A/TS Network as of December 31, 1989, 1990 and 1991, the un audited Statement of Cash Flows for the calendar year ended December 31, 1991, the unaudited Statement of Gallons Sold for the calendar years ended December 31, 1989, 1990 and 1991 and the unaudited Statement of Capital Expenditures for the calendar years ended December 31, 1989 and 1990 (collec tively, the "Annual Financial Statements") and (ii) the unaudited Income Statement of A/TS Network for the nine months ended September 30, 1992, the Unaudited Statement of Net Assets of the A/TS Network as of September 30, 1992, the unaudited Statement of Gallons Sold for the nine months ended September 30, 1992 and the unaudited Statement of Cash Flows for the nine months ended September 30, 1992 (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books and records of Seller subject to the assumptions, exceptions and limitations described therein; (ii) were prepared in accordance with GAAP applied on a basis consistent with that of the preceding periods, subject to the assumptions, exceptions and limitations described therein; (iii) fairly present the financial condition and the results of operations of the A/TS Network as at the relevant dates thereof and for the periods covered thereby in accordance with GAAP applied on a basis consistent with that of the preceding periods, subject to the assumptions, exceptions and limitations described therein; (iv) fairly present the revenues, cost of goods sold and direct operating expenses actually incurred by the A/TS Network during the periods covered thereby in accordance with GAAP applied on a basis consistent with that of the preceding periods, subject to the assumptions, exceptions and limitations described therein; (v) do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as otherwise stated therein; and (vi) set forth therein all material assumptions upon which the Financial Statements are based. No improper accounting practices have been used for the purpose of not reflecting or incorrectly reflecting in the Financial Statements or the books or records of Seller any material properties, assets, revenues or expenses. Upon the delivery of any financial statements by Seller to Buyer pursuant to Section 5.17 hereof, the definitions Annual Financial Statements, Interim Financial Statements and Financial Statements shall be deemed to include, as appropriate, the financial statements delivered to Buyer by Seller pursuant to Section 5.17 and the representations made by Seller in this Section 3.5 shall encompass the financial statements delivered pursuant to Section 5.17.

            3.6 NO UNDISCLOSED LIABILITIES. Since Septem ber 30, 1992, except for (i) the transactions specifically contemplated by this Agreement and (ii) as set forth in Section 3.6 to the Disclosure Schedule, Seller has not incurred any material Liability, other than Liabilities incurred in the ordinary course of business that would properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the Unaudited Statement of Net Assets of the A/TS Network as at September 30, 1992 referred to in
Section 3.5.

            3.7 ABSENCE OF CERTAIN CHANGES. Since Septem ber 30, 1992, the business of the A/TS Network has been conducted in the ordinary course, and there has not been:

                  (a) except as set forth in Section 3.7(a) of the Disclosure Schedule, any event, occurrence, development or state of circumstances or facts or change in the Acqui sition Assets or the business of the A/TS Network (including any damage, destruction or other casualty loss) affecting the business of the A/TS Network or any Acquisition Asset which has had or which may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

                  (b) except as set forth in Section 3.7(b) of the Disclosure Schedule, any material transaction or commit ment made, or any Contract entered into, by Seller relating to the business of the A/TS Network or any Acquisition Asset (including the acquisition or disposition of any Acquisition Assets), or any waiver, amendment, termination or cancella tion of any Contract or Permit by Seller, or any relinquish ment of any rights thereunder by Seller, or of any other right or debt owed to Seller relating to the business of the A/TS Network or the Acquisition Assets, other than in each such case actions (i) taken in the ordinary course of business or (ii) otherwise permitted by this Agreement;

                  (c) except as set forth in Section 3.7(c) of the Disclosure Schedule, any material change (i) in the compensation, benefits, title or responsibilities of any Designated Employee or (ii) the termination or re-assignment of any Designated Employee with significant A/TS Network managerial responsibilities.

                  (d) any change by Seller in the accounting principles or methods or practices applied to the A/TS Network or in the manner it keeps the books and records of the A/TS Network;

                  (e) any labor dispute (other than routine individual grievances), lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees or, to Seller's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of Seller involved in the business of the A/TS Network;

                  (f) except as set forth in Section 3.7(f) of the Disclosure Schedule, any payment, discharge or satis faction of any Liabilities of Seller related to the business of the A/TS Network, other than payments, discharges or satisfactions in the ordinary course of business;

                  (g) except as set forth in Section 3.7(g) of the Disclosure Schedule, any material waiver or material amendment or any termination or cancellation of any auto/ truckstop lease agreement, motor fuel contract (or other commitment or arrangement whether written or oral) between Seller and any Operator or Reseller, or any material relinquishment, amendment or modification of any rights thereunder by Seller; or

                  (h) except as set forth in Section 3.7(h) of the Disclosure Schedule, as of the date hereof, any change in Approved Products or Approved Services (as such terms are defined in the Trademark License Agreement).

            3.8 NO BROKERAGE FEES. No broker or finder, other than The First Boston Corporation, has acted for Seller or any of Seller's Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder, other than The First Boston Corporation, is entitled to any brokerage or finders' fees in respect of such transactions based in any way on agreements, arrange ments or understandings made by or on behalf of Seller or any of Seller's Affiliates.

            3.9  PROPERTIES; LEASES; TANGIBLE ASSETS.

                  (a) Seller owns and has good and marketable title to or, in the case of leased properties, a good and marketable leasehold interest in, all of the Acquisition Assets, including all such assets (real, personal or mixed, tangible or intangible) reflected in the Statement of Net Assets as of December 31, 1991 or acquired thereafter, except those assets disposed of in the ordinary course of business after such date. Seller holds title to each such property and asset free and clear of all Liens, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests or title or survey defects of any kind, including leases, chattel mortgages, conditional sales contracts, rights of first refusal, options to purchase, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except for (i) Permitted Liens, (ii) Encumbrances set forth on Section 3.9(a) of the Disclosure Schedule and (iii) with respect to each parcel of Real Property, Encumbrances that, individually or in the aggregate, do not and will not (A) materially interfere with the use, occupancy or operation of such parcel as currently used, occupied and operated, (B) materially reduce the fair market value of such parcel below the fair market value such parcel would have had but for such Encumbrances or (C) result in any material increase in the cost of operating, occupying or owning (or leasing) such parcel. The Encumbrances described by clauses (i), (ii) and (iii) of the foregoing sentence are collectively referred to herein as the "Permitted Encumbrances."

                  (b) Except as disclosed in Section 3.9(b) of the Disclosure Schedule, all tangible properties and assets included in the Acquisition Assets are structurally sound and free of any material defects and are in good operating condition and repair and are adequate for the uses to which they are put, and no properties or assets necessary for the conduct of the business of the A/TS Network in substantially the same manner as such business has heretofore been conducted are in need of material replacement, maintenance or repair, except, in the case of each auto/truckstop leased to an Operator, for regularly scheduled, routine maintenance and repair required under the applicable auto/truckstop lease agreement.

                  (c) Section 3.9(c) of the Disclosure Sched ule sets forth a true and complete list of all Acquisition Assets that constitute real property owned by Seller (such property, together with all recorded easements and licenses benefiting such property, collectively referred to here inafter as the "Owned Real Property"), such list setting forth the location of each parcel of Owned Real Property, the record owner thereof, the approximate acreage and a brief description of the nature of the activities of Seller on such Owned Real Property.

                  (d) Section 3.9(d)(i) of the Disclosure Schedule sets forth (by date and the parties thereto) all personal property leases and all real property leases relating to real property used by the Seller as lessee (such property, together with all recorded easements and licenses benefiting such property, collectively referred to here inafter as the "Leased Real Property"; the Leased Real Property and Owned Real Property being collectively referred to as the "Real Property") or to which Seller is a party or by which Seller is bound as lessor (including all cases in which Seller is both the lessor or lessee of such personal property or real property) which were entered into in connection with the business of the A/TS Network (the "Leases"), and indicating where appropriate those leases which have been recorded for tax, protection of title or interest, or other purposes. With respect to the Leases (including, without limitation, Exhibit C thereto), there exist no defaults by Seller and no events have occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute such a default, and, to Seller's knowledge, there exists no default or threatened default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and priv ileges thereunder of Seller and no events have occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute such a default. Except as disclosed in Section 3.9(d)(ii) of the Disclosure Schedule and except for regularly scheduled, routine maintenance and repair, Seller has performed all of its cleaning, maintenance and replacement responsibilities set forth in Exhibit C to the Leases, and, to Seller's knowledge, each third party to such Leases has performed all of its cleaning, maintenance and replacement responsibi lities set forth in such Exhibit C. Except as disclosed in Section 3.9(d)(iii) of the Disclosure Schedule, all Leases to which Seller is a party or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

                  (e) To Seller's knowledge, except as disclosed in Section 3.9(e) of the Disclosure Schedule, with respect to any Real Property, there exists no (i) applicable restrictive covenant, zoning ordinance, building code, use or occupancy restriction, land use restriction, fire, subdivision, health or other law applicable to real property, or any violation of any such ordinance, code, restriction or law, or any condemnation action or proceeding of any Governmental Authority, that detracts or can reasonably be expected to detract in any material respect from the use or value of such property in the business of the A/TS Network or will interfere with the transferability thereof to Buyer pursuant hereto or (ii) non-conforming uses or zoning or code exceptions that currently permit the non-conforming use of such Real Property.

                  (f) No condemnation proceeding is pending, or to Seller's knowledge threatened, which would preclude or impair the use of any Real Property for the uses for which it is currently being used or is anticipated by Seller to be used. Except as set forth in Section 3.9(f) of the Dis closure Schedule, to Seller's knowledge there is no existing or proposed plan to widen, modify or realign any street or highway contiguous to any of the Real Property which would materially reduce the size or value of any of the Real Property.

                  (g) Section 3.9(g) of the Disclosure Sched ule sets forth a true and complete list of all computer hardware used exclusively in the business of A/TS Network.

                  (h) Each parcel of Real Property has direct access to a public street or highway and such access is ade quate for the use of such parcel in the business of the A/TS Network. No Real Property is dependent for its access, operation or utility on any land, building or other improve ment not included in the Real Property. Notwithstanding the foregoing, Seller makes no representation that title insurance policies with so-called "access endorsements" are obtainable with respect to any parcel of Real Property.

            3.10 SUFFICIENCY OF AND TITLE TO THE TRANSFERRED ASSETS. Upon consummation of the transactions contemplated by this Agreement, Seller will have assigned, transferred and conveyed to Buyer, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances), all of the Acquisition Assets, exclusive of the Excluded Assets and assets transferred prior to Closing in the ordinary course of business or otherwise transferred as permitted hereunder. The business of the A/TS Network is a going concern and the transfer of the Acquisition Assets to Buyer pursuant to this Agreement (together with sufficient working capital supplied by Buyer, adequate arrangements for the supply of motor fuel and other petroleum products not provided pursuant to the Products Agreement, and the rights of Buyer under the Office Sublease, the Credit Card Agreement, the Trademark License Agreement, the Software License Agreement, the Services Agreement and the Products Agreement) will enable Buyer to operate such business as Seller operated it immediately prior to the Closing with all operations of such business unimpaired in any material respect immediately after the Closing, subject to the exclusion of the Excluded Locations.

            3.11 AFFILIATES. The business and operation of the A/TS Network is conducted exclusively and solely by Seller and not by any of its Affiliates and no assets or properties used in the business of the A/TS Network are owned or leased by any of Seller's Affiliates.

            3.12  LITIGATION.

                  (a) Except as disclosed in Section 3.12(a) of the Disclosure
Schedule: (i) there are no Proceedings pending or, to Seller's knowledge, threatened, against or affecting the business of the A/TS Network or any of the Acquisition Assets; (ii) there are no existing judgments affecting in any respect any of the Acquisition Assets or the business of the A/TS Network; or
(iii) there are no existing orders or decrees of any Governmental Authority specifically applicable to any of the Acquisition Assets or the business of the A/TS Network.

                  (b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, there are no Proceedings pending or, to Seller's knowledge, threatened, against Seller, the A/TS Network or the Acquisition Assets which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

            3.13  CONTRACTS.

                  (a) Section 3.13(a) of the Disclosure Sched ule, together with Sections 3.9, 3.16 and 3.18 of the Dis closure Schedule, sets forth an accurate and complete list (by date of execution, expiration date (if applicable) and the parties thereto, and to the extent applicable, by common form of agreement) of all contracts, commitments and obli gations (whether written or oral) of Seller which relate to the business of the A/TS Network or any of the Acquisition Assets, except for (i) purchase orders of Seller entered into in the ordinary course of business for materials, goods or services requiring payments by Seller to any third party of not more than $100,000 for any single purchase order or $250,000 for two or more such purchase orders and (ii) sales acknowledgments and invoices of Seller for goods or services requiring payments to Seller by any third party of not more than $100,000 for any single sales acknowledgement or invoice or $250,000 for two or more such sales acknowledge ments or invoices (the contracts, commitments and obliga tions of Seller set forth in Sections 3.9, 3.13, 3.16 and 3.18 of the Disclosure Schedule sometimes being hereinafter referred to collectively as the "Scheduled Contracts").

                  (b) Except as disclosed in Section 3.13(b) of the Disclosure Schedule, each Scheduled Contract and each other Contract relating to the business or any of the Acqui sition Assets is a legal, valid and binding obligation of Seller and, to Seller's knowledge, each other party thereto, enforceable against Seller and, to Seller's knowledge, each such other party, in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganiza tion, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). With respect to the Contracts, there exists no default by Seller and no events have occurred and no conditions exist which, with the giving of notice or the lapse of time or both, would constitute such a default, and to Seller's knowledge, there exists no default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of Seller. Except as disclosed in Section 3.14(b)(ii) of the Disclosure Schedule, all Contracts to which Seller is a party or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof. Complete and correct copies of each Scheduled Contract have been made available to Buyer.

            3.14  PERMITS; REQUIRED CONSENTS.

                  (a) Section 3.14(a) of the Disclosure Sched ule sets forth all material approvals, registrations, authorizations, certificates, certificates of occupancy, consents, licenses, orders and permits or other similar authorizations of or with any Governmental Authority (and all other Persons) necessary for the operation of the Acquisition Assets or the business of the A/TS Network in substantially the same manner as currently operated by Seller, or affecting or relating in any way to the business of the A/TS Network (the "Permits"), including (i) all such permits and approvals relating to the transportation, storage or sale of any petroleum product or the discharge of by-products or waste material into a public waste discharge system and (ii) all registrations, approvals and exemptions required under any state or federal franchise, business opportunity or similar law.

                  (b) Section 3.14(b)(i) of the Disclosure Schedule lists each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Permit Approval") required under Applicable Law to be obtained by Seller or Buyer by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any Permit. Section 3.14(b)(ii) of the Disclosure Schedule lists each Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Permit Approvals, the "Required Consents"). Except as set forth in Section 3.14(b)(i) of the Disclosure Schedule, each Permit is valid and in full force and effect in all material respects and, assuming the related Required Permit Approvals have been obtained prior to the Closing Date, are, or will be, transferable by Seller, and none of the Permits will, assuming the related Required Permit Approvals have been obtained prior to the Closing Date, be terminated or become terminable or impaired in any respect as a result of the transactions contemplated hereby.

            3.15 COMPLIANCE WITH LAWS. Except as set forth in Section 3.15 of the Disclosure Schedule, the ownership and operation of the A/TS Network and the ownership, use and condition of the Acquisition Assets have not violated or infringed, and do not violate or infringe, any Applicable Law, or any order, writ, injunction or decree of any Govern mental Authority in any material respect. Seller has not received, and has no knowledge of, any notification from any Governmental Authority having jurisdiction over the business of the A/TS Network or the Acquisition Assets affecting or purporting to restrict the operation of the business of the A/TS Network or the use of the Acquisition Assets or alleging any violation of Applicable Law relating to the foregoing.

            3.16 EMPLOYMENT AND SIMILAR AGREEMENTS: OBLIGA TIONS UPON CHANGE IN CONTROL. Except as set forth in Section 3.16 or 3.18 of the Disclosure Schedule, there is no employment, consulting, severance pay, continuation pay, termination pay, indemnification agreement or other agreement not subject to ERISA with Seller (or any of its Affiliates) and any Designated Employee and, except as set forth in Section 3.16 of the Disclosure Schedule, no such scheduled agreement provides for an increase in such Designated Employee's compensation, benefits or rights in excess of his compensation, benefits and rights provided on the date hereof if such Designated Employee were to accept or refuse an employment offer from Buyer. Seller has provided Buyer with complete and correct copies of all such agreements.

            3.17 LABOR AND EMPLOYMENT MATTERS. Except as set forth in Section 3.16, 3.17 and/or 3.18 of the Disclosure Schedule, in connection with the A/TS Network or with respect to any Designated Employee: (a) Seller has not, and to Seller's knowledge none of its Affiliates have engaged in any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage pending or, to Seller's knowledge, threatened against or directly affecting Seller or any of its Affiliates; (c) no union representation question or, to Seller's knowledge, union or other organi zational activity that would be subject to the National Labor Relations Act (29 U.S.C. Sections 151 ET SEQ.) exists respecting any employees of Seller or any of its Affiliates; (d) no collective bargaining agreement exists which is bind ing on Seller or any of its Affiliates; (e) neither Seller nor any of its Affiliates has experienced any material work stoppage or other material labor difficulties; (f) neither Seller nor any of its Affiliates is delinquent in any material respect in payments to any of the Designated

Employees; (g) neither Seller nor any of its Affiliates has received any notice or has any knowledge of any threatened labor, employment, civil rights dispute or grievance or any other unfair labor practice proceeding with respect to claims of, or obligations to, any Designated Employee.

            3.18  EMPLOYEE BENEFIT PLANS.

                  (a) Section 3.18(a) of the Disclosure Schedule lists each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, which
(i) is subject to any provision of ERISA; and (ii) currently covers any Designated Employee (hereinafter referred to collectively as the "ERISA Plans"). With respect to each ERISA Plan, Seller has furnished to Buyer a current summary plan description of such plan and such ERISA Plan's most recent annual report.

                  (b) Section 3.18(b) of the Disclosure Schedule lists each written or oral plan or arrangement providing for health, medical, life or other welfare benefit coverage (including insured, self-insured or other arrange ment), disability benefits, severance pay, termination pay, supplemental unemployment benefits, vacation benefits, retirement benefits or providing for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits and any other employee benefit plan, program, agreement, policy or arrangement under which Seller or any of its Affiliates has directly or indirectly (through any Affiliate) any present or contingent obligation or liability which (i) is not disclosed pursuant to
Section 3.18(a) above, (ii) is or has been entered into, maintained, administered or contributed to, as the case may be, by Seller or any of its Affiliates and (iii) currently covers any Designated Employee. Such plans and arrangements as are described above, copies and/or descriptions of which have been furnished by the Company, are hereinafter referred to as the "Benefit Arrangements." For purposes of this Section 3.18 the term "ERISA Affiliate" means, with respect to any Person, which, together with such Person was or is required to be treated as a single employer under Section 414 of the Internal Revenue Code.

                  (c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, no ERISA Plan or Benefit Arrangement is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) or provides post-retirement medical benefits (other than the Unocal Medical Plan) and/or life insurance benefits (other than the Unocal Life Insurance Plan).

                  (d) Section 3.18(d) of the Disclosure Schedule sets forth a list of each state in which any Designated Employee is covered by any workers' compensation laws.

            3.19  INTELLECTUAL PROPERTY.

            There is listed in Section 3.19 of the Disclosure Schedule (i) an identification of each copyright, copyright registration, copyright application, patent, patent regis tration, patent application, invention disclosure, trade mark, trademark registration, trademark application, trade name, mark, service mark, publication, logo and other commercial symbol held (together with the federal or state offices, if any, in which any of the foregoing are regis tered) or employed by Seller in the business of the A/TS Network other than any of the foregoing relating exclusively to the formulation or blending of the gasoline, petroleum distillates or other petroleum products sold by the A/TS Network ("Intellectual Property") and (ii) a true and complete list of all licenses or similar agreement or arrangements to which Seller is a party either as licensee or licensor for each such item of Intellectual Property. Except as indicated in
Section 3.19 of the Disclosure Schedule:

                  (a) there have not been any Proceedings involving Seller concerning the infringement or misappro priation of any intellectual property rights of any third person or any Proceedings otherwise concerning Seller's ownership interest in any of such items of Intellectual Property, nor to Seller's knowledge, is any such Proceeding threatened;

                  (b) Seller has the right and authority to use said items of Intellectual Property in connection with the conduct of the A/TS Network in the manner presently conducted and to convey such right and authority to Buyer, and such use does not conflict with, infringe upon or vio late any intellectual property rights, including any patent, copyright, trademark or trade name, of any other Person;

                  (c) there are no outstanding, or to Seller's knowledge any threatened, disputes or disagreements with respect to any licenses or similar agreements or arrange ments described in Section 3.19 of the Disclosure Schedule; and

                  (d) pursuant to this Agreement and the Trademark License Agreement, concurrently with the Closing,

Buyer will be vested with all rights, title and interest and authority to use all of the Intellectual Property of the A/TS Network so as to operate the A/TS Network and use the Acquisition Assets in the same manner as Seller immediately prior to the Closing.

            3.20 INVENTORIES. All Inventories of Seller per taining to the business of the A/TS Network: (a) have been acquired or manufactured in the ordinary course of business, in accordance with Seller's normal inventory practices; (b) are of a quality usable and salable in the ordinary course of business, free of any material defect or defi ciency; and (c) are in merchantable and undamaged condition and are not obsolete.

            3.21 CUSTOMERS. Except as disclosed in Sec tion 3.21 of the Disclosure Schedule, during the calendar year ended December 31, 1991, not more than five percent (5%) of the total revenues of the A/TS Network was attributable to any single Operator or Reseller.

            3.22 MATERIAL DISCLOSURES. No statement, repre sentation or warranty made by Seller in this Agreement, in any Exhibit hereto or in the Disclosure Schedule, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder, contains or will contain any untrue statement of a material fact, or fails or will fail to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not materially misleading.

            3.23  OPERATOR AND RESELLER RELATIONSHIPS.

                  (a) Except as set forth in Sections 3.13 or 3.23 of the Disclosure Schedule, there are no projections, representations, contracts, commitments or obligations (whether written or oral) between Seller and any Operator or Reseller currently involved in the business of the A/TS Network or the use of any of the Acquisition Assets which involve:

                          (i) the amendment, modification, renewal, non-renewal or termination of any lease, motor fuel purchase agreement or other agreement or arrange ment relating to the business of the A/TS Network or the use of any Acquisition Assets;

                         (ii) pricing, unit volume, sales revenues, maintenance expenses, capital expenditures, earnings capability or any other financial information relating to the business of the A/TS Network or the performance of any truck stop operation;

                        (iii) lease, rental, merchandise or other payments to be due to Seller; or

                         (iv) obligations to purchase materials used or sold in the business of the A/TS Network (x) from specified manufacturers, suppliers, distrib utors or any other Person or (y) meeting performance, operating or other quality standards imposed by Seller or any other Person.

                  (b) Section 3.23(b) of the Disclosure Schedule sets forth a true and accurate list of all disclosures that have been made to date by Seller to Operators and Resellers pursuant to any federal, state or local franchising laws.

                  (c) Section 3.23(c) of the Disclosure Schedule sets forth a list of (x) all employees of Seller with primary responsibility for negotiating lease, purchase or other material contracts with Operators and Resellers, and
(y) all employees of Seller with primary responsibility for insuring that Seller has complied with all franchising laws relating to the business of the A/TS Network.

                  (d) Except as set forth in Section 3.23(d) of the Disclosure Schedule, Seller has not received any oral or written communications from any Governmental Authority concerning the applicability of any franchising laws to the business of the A/TS Network.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller that:

            4.1 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

            4.2 CORPORATE AUTHORIZATION. Buyer has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed by Buyer in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements herein contemplated to be executed in connection herewith have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary corporate action, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

            4.3 GOVERNMENTAL AUTHORIZATION. (a) The execu tion, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any governmental body, agency, official or authority other than:

                          (i) compliance with any applicable requirements of the HSR Act; and

                         (ii) compliance with any applicable requirements of the bulk sales, bulk transfer or similar laws of the states in which the Acquisition Assets are located;

                        (iii) the Required Permit Approvals; and

                         (iv) compliance with state franchise
      registration/disclosure laws.

                  (b) To Buyer's knowledge, there are no facts relating to the identity or circumstances of Buyer that would prevent or materially delay any of the authorizations referred to in Section 3.3 or 4.3.

            4.4 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not and will not (a)(i) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any license, franchise, permit or other similar authorization held by Buyer, except in the case of clauses (ii) and (iii) for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Buyer.

            4.5 NO BROKERAGE FEES. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finders' fees in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

            4.6 LITIGATION. There are no Proceedings pending or, to Buyer's knowledge, threatened, against Buyer which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

            4.7 MATERIAL DISCLOSURES. No statement, repre sentation or warranty made by Buyer in this Agreement, in any exhibit hereto, or in any certificate, statement, list, schedule or other document furnished or to be furnished by Buyer hereunder, contains or will contain any untrue state ment of material fact, or fails or will fail to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not materially misleading.

            4.8 NO KNOWLEDGE OF BREACHES. At the date hereof Buyer has no knowledge of any breach of any representation or covenant of Seller contained herein.


                                    ARTICLE V

                           CERTAIN UNDERSTANDINGS AND
                            AGREEMENTS OF THE PARTIES

            5.1 CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, Seller shall conduct the business of the A/TS Network in the ordinary course and consistent with past practice and preserve intact the Acqui sition Assets and the A/TS Network's business organization and relationships and goodwill with third parties and use its best efforts to keep available the services of the pre sent officers, employees and agents of Seller employed in the business of the A/TS Network. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

                  (a)   without Buyer's prior written consent,
Seller will not and will not agree to:

                          (i) purchase or otherwise acquire assets that would constitute Acquisition Assets from any Person other than in the ordinary course of business;

                         (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any Real Property or amend, terminate or renew any lease thereof;

                        (iii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any Acquisition Assets (other than Real Property) or assets that would constitute Acquisition Assets (other than Real Property) except (x) pursuant to existing obliga tions of Seller as set forth in
      Section 5.1(a)(iii) of the Disclosure Schedule, (y) in the ordinary course of business (but only with respect to Acquisition Assets with a fair market value not in excess of $100,000);

                         (iv) amend or modify any material respect or terminate or renew any Scheduled Contract or any other Contract entered into by Seller after the date hereof which, if in existence on the date hereof, would be required to be set forth in Section 3.13 of the Disclosure Schedule as a Scheduled Contract (each, a "Subsequent Material Contract");

                          (v) except in the ordinary course of business, waive, cancel or take any other action mate rially impairing any of its rights relating to the Acquisition Assets (but only with respect to Acqui sition Assets with a fair market value not in excess of $100,000);

                         (vi) commit to make capital expenditures in excess of an aggregate of $100,000 for all such capital expenditures relating to the A/TS Network or the Acquisition Assets, other than capital expenditures set forth on
      Section 5.1(a)(vi) of the Disclosure Schedule and capital expenditures required under any Scheduled Contract;

                        (vii) enter into or commit or propose to enter into any Subsequent Material Contract other than the entering into of a Subsequent Material Contract as provided in Section 5.1(a)(vii) of the Disclosure Schedule;

                        (viii)take any action that would consti tute, or fail to take any action that would prevent, a breach of or a default under any Contract or Subsequent Material Contract or a violation of the terms of any Permit;

                         (ix) other than a Designated Employee who the Buyer has notified Seller is to no longer provide services on behalf of the Buyer
      (1) Seller shall not increase a Designated Employee's wage or salary level except in the ordinary course of business; (2) amend any ERISA Plan or Benefit Arrangement, including any Employment Agreement, or adopt any new such plan or arrangement applicable to any Designated Employee, except for changes made to Seller's similarly situated employees generally and in the ordinary course of business; and (3) there has been no (a) material change in the compensation, benefits, title or respon sibilities of any Designated Employee or (b) the termination or re-assignment of any Designated Employee with significant A/TS Network managerial responsi bilities; or

                          (x) make any change in the accounting methods for any Contract or other Acquisition Asset or in the manner of keeping the books and records of the A/TS Network or financial statements relating to the operation of the A/TS Network.

                  (b)   Seller will:

                          (i) (1) maintain the Acquisition Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted, and (2) upon any damage, destruction or loss to any of the Acquisition Assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the Acquisition Assets before such event;

                          (ii) use its best efforts (other than paying consideration) to obtain, prior to the Closing Date, all Required Consents;

                          (iii) take all actions reasonably necessary to be in compliance with, and to maintain the effectiveness of, all Permits;

                         (iv) notify Buyer in writing of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to Seller, the A/TS Network, or, to Seller's knowledge, any other Person, that results in, or could result in, a Material Adverse Effect, such notification to be provided to Buyer by Seller promptly after the occurrence of any such action, event, condition or circumstance, or group thereof;

                          (v) notify Buyer in writing of the commencement of any material Proceeding by or against Seller relating to the business of the A/TS Network or any of the Acquisition Assets, or of Seller becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in such a Proceeding, such notification to be provided to Buyer by Seller promptly after such commencement or Seller's becoming aware thereof;

                         (vi) notify Buyer in writing of the occurrence of any breach by Seller of any representation or warranty, or any covenant or agreement, contained in this Agreement, promptly after becoming aware of any such breach;

                        (vii) pay accounts payable and pursue collection of its accounts receivable relating to the A/TS Network or Acquisition Assets in the ordinary course of business; and

                        (viii)comply with all provisions and requirements of the WARN Act applicable to the consummation of the transactions contemplated herein.

            5.2 ACCESS TO INFORMATION. From the date hereof until the Closing Date, Seller and its representatives (including counsel, financial advisors, auditors and other representatives) will promptly: (a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, prop erties, contracts, books and records of Seller and its Affiliates relating to the A/TS Network or the Acquisition Assets, (b) furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the A/TS Network or the Acquisition Assets as Buyer may reasonably request, including, without limitation, financial and operating data of Seller's refining and marketing division directly relating to the performance of the A/TS Network and (c) instruct the employees, counsel, auditors, financial advisors and other representatives of Seller and its Affiliates to cooperate with Buyer and its representa tives in its investigation of the business of the A/TS Network and the Acquisition Assets; provided, however, that nothing set forth herein shall obligate Seller to provide Buyer or any of its attorneys, agents, employees, accoun tants or other representatives with access to any infor mation that is protected by the attorney-client privilege or any similar privilege. Seller will provide Buyer and its representatives (including counsel, financial advisors, auditors and other authorized representatives) reasonable access to Seller's employees employed in the business of the A/TS Network, and Buyer shall have the right to discuss the affairs and business of the A/TS Network with such employees.

            5.3 CONFIDENTIALITY. Until the Closing, Buyer shall be subject to the terms and conditions of the Confidentiality Agreement, as if an original party thereto. The Confidentiality Agreement shall terminate upon the occurrence of the Closing.

            5.4 ACCESS TO RECORDS AND FILES. Seller shall have the right for a period of three (3) years following the Closing Date to have reasonable access, during normal busi ness hours and upon reasonable prior notice, to such books, records and accounts, correspondence, and employment records and other similar information as are transferred to Buyer pursuant to the terms of this Agreement for the limited pur poses of concluding Seller's involvement in the business of the A/TS Network prior to the Closing Date; PROVIDED, HOW EVER, that nothing set forth herein shall obligate Buyer to provide Seller or any of its attorneys, agents, employees, accountants or other representatives with access to any information that is protected by the attorney-client privi lege or any similar privilege. Nothing contained herein shall impose any obligation upon Buyer to retain any such books and records beyond the retention periods delineated in the Buyer's policies relating to the retention of books and records pertaining to similar subject matter or of a similar type. All information obtained by Seller and its authorized representatives pursuant to this Section 5.4 shall be kept confidential by Seller and shall not be used by it for any purpose other than concluding its involvement in the busi ness of the A/TS Network prior to the Closing Date.

            5.5 PUBLIC ANNOUNCEMENTS. The parties hereto agree that prior to the Closing they will not make any dis closures to any Person (other than Operators and Resellers) regarding the existence or contents of this Agreement or negotiations relating to the transactions contemplated herein or cause to be publicized in any manner whatsoever by releases or otherwise any aspect or proposed aspect of the transactions contemplated herein without prior written notice to and approval of, which shall not be unreasonably withheld, the other parties hereto, unless such party reasonably concludes that such release of information is required by Applicable Law or necessary in order to obtain Required Consents and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accoun tants, attorneys and prospective financing sources (includ ing any Operators or Resellers) with respect to the contents of this Agreement and the transactions contemplated herein.

            5.6 NO SHOPPING. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, through any officer, director, employee or agent or otherwise, solicit, initiate, encourage, participate in any negotiation or discussion or enter into any agreement in respect of, or cooperate with (including, without limita tion, by way of furnishing any non-public information con cerning, or affording access to, the business, properties or assets of the A/TS Network), any Acquisition Proposal (as hereinafter defined) pertaining to the A/TS Network. The term "Acquisition Proposal" means any proposal (other than a proposal by Buyer) for the acquisition of all or any portion of the assets comprising the A/TS Network or for a merger, consolidation or other business combination pursuant to which any other person would acquire the A/TS Network or any substantial equity interest therein or any Acquisition Assets (or portion thereof). In the event Seller receives any Acquisition Proposal it shall promptly notify Buyer in writing of the identity of the party making the Acquisition Proposal and, if, in the good faith judgment of Seller, Seller determines that it can disclose the terms, conditions and circumstances of such Acquisition Proposal to Buyer without breaching an obligation to such party or otherwise exposing Seller to liability, Seller shall disclose such terms, conditions and circumstances to Buyer.

            5.7 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all rea sonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transac tions contemplated by this Agreement. Seller and the Buyer agree to execute and deliver such other documents, certif icates, agreements and other writings, including instruments of transfer with respect to the Acquisition Assets, and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the trans actions contemplated by this Agreement, provided that Seller is not obligated to pay consideration to obtain any consents.

            5.8 COOPERATION IN LITIGATION. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relat ing to or arising out of the conduct of the A/TS Network or the Acquisition Assets prior to or after the Closing Date (other than litigation arising out of the transactions con templated by this Agreement).

            5.9 CERTAIN FILINGS. Seller and Buyer shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority or with respect to any Required Permit Approval is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agree ment; PROVIDED, HOWEVER, that Seller and Buyer retain the right to make any filings required by Applicable Law. Subject to the terms and conditions of this Agreement, Seller and Buyer shall seek to timely obtain any such actions, consents, approvals or waivers and shall furnish all information required in connection therewith. Without limiting the foregoing, (i) Seller and Buyer shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, as may be required or authorized under the HSR Act and (ii) Seller will comply with all provisions and requirements of the WARN Act applicable to the consummation of the transactions contemplated herein, including any such provisions and requirements applicable to (x) any termination of the employment of any of Seller's employees upon notice from Buyer pursuant to Section 5.12 that it no longer desires the services of such employees or (y) the expiration of the six-month period set forth in Section 5.12. None of the provisions in this Section 5.9 abrogate or limit in any way any of the representations, warranties and covenants made by Seller in any of the other provisions in this Agreement.

            5.10  ADMINISTRATION OF ACCOUNTS.

                  (a) All accounts receivable paid in the ordinary course by any third party in the name of or to Buyer in connection with the operation of the A/TS Network on or prior to the Closing Date shall be held by Buyer in trust for the benefit of Seller and, promptly upon receipt by Buyer of any such payment, Buyer shall forward to Seller such monies, checks, instruments or other payments without right of set off. Seller hereby authorizes Buyer to open any and all mail addressed to Seller (if delivered to Buyer) if received on or after the Closing Date.

                  (b) All accounts receivable paid in the ordinary course by any third party in the name of or to Seller in connection with the operation of the A/TS Network after the Closing Date shall be held by Seller in trust for the benefit of Buyer and, immediately upon receipt by Seller of any such payment, Seller shall forward to Buyer such monies, checks, instruments or other payments without right of set off. Buyer hereby authorizes Seller to open any and all mail addressed to Buyer (if delivered to Seller) if received on or after the Closing Date.

            5.11 TITLE INSURANCE; ENCUMBRANCES. If, at any time on or prior to the Closing Date, Buyer obtains preliminary title reports or surveys showing, or otherwise learns of, any Encumbrance on any parcel of Real Property that is not a Permitted Encumbrance, Seller will, immedi ately upon receipt of notice from Buyer of such Encumbrance (or immediately upon Seller's obtaining actual knowledge of such Encumbrance, whichever is sooner), use its best efforts to cause title to such Real Property to be cleared of such Encumbrance on or prior to the Closing Date; PROVIDED, HOWEVER, that if such Encumbrance relates to or is in connection with indebtedness, Seller covenants that it will cause the indebtedness to be paid in full and/or take all actions necessary to remove such Encumbrance.

            5.12 EMPLOYEES AND BENEFITS. (a) For a period of six months following the Closing Date, Seller will use its best efforts to continue to have the Designated Employees available to render services on behalf of and at the direction of the Buyer. Such best efforts shall not require the Seller to incur any costs in excess of those reimbursable by Buyer. Seller will continue to maintain and contribute to the ERISA Plans and Benefit Arrangements, including Employment Agreements, for the Designated Employees during such six month period on the same terms and conditions as on the Closing Date, except for changes made generally applicable to Seller's similarly situated employees. Buyer will reimburse Seller for such employees' salaries (but not bonuses) and hourly wages (at their salary and wage rate in effect as of the Closing or as thereafter increased in the ordinary course consistent with past practice) and will pay to Seller an additional amount equal to 45% of such salaries and wages as full reimbursement for all employee benefit expenses incurred by Seller. Except as provided in Section 7.2(d) (concerning Buyer's indemnification with respect to certain employment discrimination violations), Buyer's obligation for any Liability with respect to any Designated Employee that arises or accrues prior to such time, if any, as such Designated Employee is employed by Buyer shall be limited to payment of the amounts described in the preceding sentence. Buyer acknowledges that Seller shall have no liability to Buyer for any actions or decisions made or taken by the Designated Employees (whether as a result of the negligence, gross negligence or willful misconduct of the Designated Employees or otherwise) in the course of their rendering services on behalf of and at the direction of Buyer.

                  (b) Upon at least 14 days' advance written notice to Seller, during the six month period following the Closing Date, Buyer may offer employment to such of the Designated Employees as Buyer may determine in its sole discretion. Upon any such Designated Employee's acceptance of employment with Buyer, Buyer will notify Seller of such acceptance and Buyer's obligation to reimburse Seller for such employee's salary and benefits, and Seller's obligation to provide such salary and benefits, will terminate on the effective date of such employee's employment with Buyer, which date shall be within the six month period following the Closing Date and which date shall be set forth in the aforesaid notice of acceptance of employment.

                  (c) If a Designated Employee of Seller is hired by Buyer within one year after the Closing Date, Buyer shall recognize under each of Buyer's comparable plans, if any, such employee's prior service with Seller for purposes of eligibility for participation and vesting.

                  (d) Upon 30 days' advance written notice to Seller, Buyer may notify Seller that it no longer wishes the services of any of the Designated Employees that Buyer may determine in its sole discretion. Upon the effective date of such notice to Seller, such employee shall no longer provide services to Buyer and Buyer's obligation hereunder to reimburse Seller for such employee's salary, wages and bene fits will terminate. Neither Seller nor Buyer shall have any obligation hereunder to employ or continue to employ any of Seller's employees. With respect to any Designated Employee for whom notice has not been given pursuant to either subsection (b) or subsection (d) of this
Section 5.12 within 14 days prior to the end of the six month period following the Closing Date, then the service of any such Designated Employee on behalf of Buyer shall end as of the last day of such six-month period.

                  (e) All termination or similar benefits, if any, payable to a Designated Employee who is not employed by the Buyer shall be solely the responsibility of Seller.

            5.13 ADJUSTMENT CERTIFICATE. At the Closing, Seller shall deliver to Buyer a draft certificate and within seven days after the Closing Date Seller shall deliver to Buyer a final certificate (such final certificate being referred to as the "Adjustment Certificate") specifying (i) the various amounts of each type of Inventory as of the Closing Date and (ii) the various types and amounts of deposits which Seller has made with third parties in connection with the operation of the A/TS Network and (iii) the various types and amounts of prepaid expenses (including, personal and real property taxes but excluding any and all transfer and conveyance taxes). Buyer may elect not to purchase, and exclude from the definition of Acqui sition Assets, any of such Inventory other than petroleum distillate and gasoline, and saleable products and mer chandise. Buyer and Seller shall mutually agree to the "fair market" wholesale price (the "Inventory Amount") of those items of Inventory included within the definition of Acquisition Assets according to the pricing methodology set forth in Section
5.13 of the Disclosure Schedule. Buyer shall, promptly following delivery by Seller of the Adjustment Certificate, pay to Seller an amount equal to the Inventory Amount plus the aggregate amount of such deposits and prepaid expenses. In the event of any dispute as to the amount to be paid by Buyer to Seller pursuant to this Section 5.13, Buyer and Seller shall attempt to resolve such dispute and in the absence of any such resolution, Buyer and Seller shall mutually appoint a Person to determine the amount payable by Buyer to Seller pursuant to this Section 5.13.

            5.14 COOPERATION WITH RESPECT TO FINANCING.

                  (a) Seller will cooperate with Buyer in connection with the obtaining of the financing referred to in Section 6.2(h) hereof and in the preparation of one or more registration statements or offering memoranda for the public or private offering of debt or equity securities to be issued by Buyer (collectively, the "Offering Material") by furnishing to Buyer all information reasonably requested by Buyer relating to such financing or the preparation of the Offering Material.

                  (b) In connection with the preparation of the Offering Material, Seller will assist in the preparation of all historical information requested by Buyer with respect to the A/TS Network or Acquisition Assets for inclusion in such Offering Material, provided such information is available to Seller without unreasonable expense, including, without limitation, (i) a description of the business and properties of, and the legal proceedings with respect to, the A/TS Network or Acquisition Assets and (ii) financial information with respect to the A/TS Network or Acquisition Assets, including, without limitation, financial statements, selected financial data and supple-mentary financial information, management's discussion and analysis of financial condition and results of operations and disagreements with accountants on accounting and financial disclosure, if any.

            5.15 PMPA. Prior to the Closing Date (i) Seller agrees not to take any action (and Buyer agrees not to cause Seller to take any action) (including, without limitation, failing to renew the lease of any Operator) which would give any Operator any option or other right, whether under PMPA or any other statute or regulation, to acquire the facility leased by Seller to such Operator.

            5.16 PROPERTIES. Without diminishing or impairing any rights of Seller or Buyer contained elsewhere in this Agreement or in any other agreement, document or certificate delivered pursuant hereto, in the event that one or more of the properties (the "Non-Conveyable Properties") included in the Acquisition Assets cannot be conveyed by Seller to Buyer (whether as a result of a title defect, environmental matter, damage or otherwise), Seller and Buyer shall enter into negotiations with respect to the conveyance of the Acquisition Assets (other than the Non-Conveyable Properties) to Buyer at a purchase price to be agreed upon by Seller and Buyer.

            5.17 RECENT FINANCIAL STATEMENTS. Prior to the Closing Date, Seller agrees to timely prepare and deliver to Buyer financial statements comparable to those delivered pursuant to Section 3.5 hereof for any quarter or year which ends on a date subsequent to September 30, 1992.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            6.1 (a) CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of Seller and Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

                  (b) NO ACTION OR PROCEEDING. No Proceeding shall be pending or threatened before any Governmental Authority which presents a material risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material Damages or other relief in connection therewith.

                  (c) COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals and consents of Governmental Authorities which counsel for Buyer or for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with Applicable Law, including, without limitation, the permits, approvals and consents listed in Section 3.3 and 4.3, but excluding any Required Permit Approvals.

                  (d) ANCILLARY AGREEMENTS. Seller and Buyer shall have executed and delivered the Ancillary Agreements.

            6.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby shall be, at the option of Buyer, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement, the Environmental Agreement or in any other document of Seller delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date. Seller shall have delivered to Buyer a certificate to such effect signed by the President or any Vice President and the Secretary or any Assistant Secretary of Seller.

                  (b) SELLER'S PERFORMANCE. Each of the obligations of Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement or the Environmental Agreement shall have been duly performed in all material respects on or before the Closing Date. Seller shall have delivered to Buyer a certificate to such effect signed by the President or any Vice President and the Secretary or any Assistant Secretary of Seller.

                  (c) OPINION OF SELLER'S COUNSEL. Buyer shall have been furnished at the Closing with an opinion of Dennis Codon, counsel to Seller, dated the Closing Date, addressed to Buyer in form and substance satisfactory to Buyer. As to any matter contained in such opinion which involves the laws of a jurisdiction in which such counsel is not admitted to practice, such counsel may rely upon the opinion of local counsel of established reputation satisfactory to Buyer. Any such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers of Seller or appropriate governmental officials.

                  (d) ADDITIONAL CLOSING DOCUMENTS OF SELLER. Buyer shall have received at the Closing the following documents, dated the Closing Date:

                          (i) copies, certified by the Secretary or an Assistant Secretary of Seller, of resolutions of the Board of Directors of Seller or the Executive Committee thereof authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

                         (ii) bills of sale and assignment, in form and substance reasonably satisfactory to counsel for Buyer, duly executed by Seller, covering the items of personal property included in the Acquisition Assets to be transferred or assigned to Buyer at the Closing, and assignments in form and substance reasonably satisfactory to counsel for Buyer;

                        (iii) special warranty deeds (or their equivalent in each applicable state) in proper statutory form for recording duly executed and acknowledged by Seller covering the Owned Real Property to be conveyed to Buyer pursuant to this Agreement;

                         (iv) such further instruments of sale, transfer, conveyance, assignment or delivery covering the Acquisition Assets or any part thereof as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Acquisition Assets to be transferred to Buyer under this Agreement; and

                          (v) such other documents (duly executed
      as applicable) as Buyer may reasonably request.

                      (e)   REQUIRED PERMIT APPROVALS.  All
Required Permit Approvals shall have been obtained without the imposition of any conditions that are or would become applicable to the A/TS Network, the Acquisition Assets, Buyer or any Operator or Reseller which Buyer in good faith reasonably determines would be materially burdensome upon the A/TS Network, the Acquisition Assets, Buyer or any Operator or Reseller or Buyer's conduct of business after the Closing. All such Required Permit Approvals shall be in effect, and no Proceeding shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Permit Approval.

                  (f) REQUIRED CONTRACTUAL CONSENTS. All Required Contractual Consents shall have been obtained in written instruments reasonably satisfactory to Buyer.

                  (g) TITLE TO REAL PROPERTY. Title to the Real Property being transferred to Buyer hereunder shall have been cleared of any Encumbrances which are not Permitted Encumbrances

                  (h) FINANCING. All conditions precedent set forth in the documents relating to the funding of any debt and equity the proceeds of which Buyer shall use to effectuate the acquisition of the Acquisition Assets shall have been fulfilled and the Persons committed to providing such funding shall be prepared to do so concurrently with the Closing.

                  (i) MATERIAL ADVERSE EFFECT. There shall not have occurred any event, occurrence, development or state of circumstances or facts or change in the Acquisition Assets or business of the A/TS Network (including any damage, destruction or other casualty loss) affecting the business of the A/TS Network or any Acquisition Asset which has had or which may reasonably be expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

            6.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby shall be, at the option of Seller, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date. Buyer shall have delivered to Seller a certificate to such effect, signed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

                  (b) PERFORMANCE OF COVENANTS. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date. Buyer shall have delivered to Seller a certificate to such effect signed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

                  (c) OPINION OF BUYER'S COUNSEL. Seller shall have been furnished with an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Buyer, dated the Closing Date, addressed to Seller in form and substance satisfactory to Seller. As to any matter which involves the laws of a jurisdiction in which the counsel rendering the opinion is not admitted to practice, such counsel may rely upon the opinion of local counsel of established reputation satisfactory to Seller. Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers of Buyer or appropriate governmental officials.

                  (d) ADDITIONAL CLOSING DOCUMENTS OF BUYER. Seller shall have received at the Closing the following documents, each dated the Closing Date:

                          (i) copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of its Board of Directors or the Executive Committee thereof authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

                         (ii) confirmation of the wire transfers to be delivered by Buyer at the closing pursuant to Section 2.05(i) and (iii) hereof; and

                        (iii) such other closing documents (duly executed as applicable) as Seller may reasonably request.


                                   ARTICLE VII

                                 INDEMNIFICATION

            7.1 INDEMNIFICATION BY SELLER. Except for indemnification with respect to Environmental Liabilities, which shall be governed by the Environmental Agreement, Seller shall indemnify and hold harmless Buyer, Buyer's Affiliates and their respective officers, directors, employees and agents (collectively, the "Buyer Indemnitees") in respect of any and all Damages reasonably incurred by any Buyer Indemnitee, whether paid or payable, as a result of or otherwise in connection with each and all of the following:

                  (a) any breach of any representation or warranty made by Seller in this Agreement;

                  (b) the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other instrument contemplated by this Agreement;

                  (c) any misrepresentation contained in any statement or certificate furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement:

                  (d) any Liability relating to the A/TS Network or the Acquisition Assets existing or arising on or resulting from events which occurred or failed to occur on or before the Closing Date, except to the extent such liability is assumed by Buyer hereunder;

                  (e) any failure of Buyer to obtain the protections afforded by compliance with the notification requirements of the bulk sale, bulk transfer and similar laws in force in the jurisdictions in which such laws may be applicable to either Seller or the transactions contemplated by this Agreement;

                  (f) the Excluded Assets and any Liability which is not an Assumed Liability, including, without limitation, the liabilities listed in clauses (i) through (xii) of Section 2.3 (other than any Liability within clause
(vii) of Section 2.3 to the extent (and solely to the extent) such Liability results from a claim against Buyer in respect of actions taken by Buyer prior to the Closing Date);

                  (g) any Liability arising under the WARN Act with respect to the termination by Seller or any of its Affiliates of any employee of Seller (including any Designated Employee) and any Liability under any ERISA Plan or Benefit Arrangement with respect to any employee (including any Designated Employee) of Seller or any of Seller's Affiliates;

                  (h) any Liability with respect to any tax liabilities of any and all kinds arising out of the ownership, operation or possession of the A/TS Network or the Acquisition Assets prior to the Effective Time, and, except as expressly provided elsewhere in this Agreement, any obligation of Seller or any consolidated group of which Seller is or was a member with respect to any and all taxes, including, without limitation, any debts, liabilities, obligations or commitments for any income, excise, sales, use, gross receipts, franchise, employment, payroll-related or property tax of any sort, and any deficiencies, assessments, charges, interest and penalties associated therewith, imposed upon Seller or any consolidated group of which Seller is or was a member by the United States, any taxing authority outside the United States or any state or local instrumentality or authority within the United States, relating to, accrued for, applicable to or arising from any period as of, prior to or after the Effective Time; and

                  (i) any claim pursuant to PMPA or any similar or related federal or state statute or regulation (including any such claim arising out of or resulting from the execution and delivery of this Agreement or the sale of any of the Acquisition Assets to the Buyer) but excluding

(x) any such claim to the extent to which it arises out of or results from events which occur after the Closing Date or (y) any such claim against Buyer which arises out of or results from actions which are alleged will be taken by the Buyer after the Closing Date (provided, that any claim described in this clause (y) shall not be excluded from the scope of Seller's indemnity in this paragraph (f) if the claim against Buyer is withdrawn or dismissed or it is determined that neither Buyer nor Seller has any Liability in respect of such claim).

            7.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller, Seller's Affiliates and their respective officers, directors, employees and agents (collectively the "Seller Indemnitees") in respect of any and all Damages reasonably incurred by any Seller Indemnitee, whether paid or payable, as a result of or in connection with each and all of the following:

                  (a) any breach of any representation or warranty made by Buyer in this Agreement;

                  (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other instrument contemplated by this Agreement;

                  (c) any misrepresentation contained in any statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                  (d) the Assumed Liabilities and any Liability relating to the A/TS Network or the Acquisition Assets arising after or resulting from events which occurred after the Closing Date, except to the extent such liability is specifically assumed by Seller hereunder;

                  (e) any Liability arising out of, or resulting from: (i) the Buyer's violation of any employment discrimination law with respect to any Designated Employee prior to or during the six month period following the Closing Date; (ii) Buyer's improper use of any Designated Employee's employment records transferred to Buyer by Seller or any of its Affiliates; or (iii) Buyer's illegal conduct in connection with Buyer's interviews of Seller's employees pursuant to Section 5.2; or

                  (f) any Liability with respect to any tax liabilities of any and all kinds arising out of the ownership, operation or possession of the A/TS Network or the Acquisition Assets after the Effective Time.

            7.3 DEFENSE OF CLAIMS. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. If the Indemnified Party fails to provide the Indemnifying Party with such notice prior to the time at which the Indemnifying Party's ability to defend against such claim is irrevocably prejudiced by the failure to provide such notice, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such portion of the claim as to which the Indemnifying Party's ability to defend has been prejudiced by such failure. The Indemnifying Party may, upon written notice to the Indemnified Party within 30 calendar days of receipt of the notice specified in the first sentence of this para graph, assume the defense of any such claim if the Indemnifying Party acknowledges to the Indemnified Party the Indemnified Party's right to indemnity pursuant hereto in respect of the entirety of such claim. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim in accordance with this Section 7.3, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnified Party; PROVIDED, HOWEVER, that the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED, FURTHER, that the Indemnifying Party shall not be authorized to encumber any of the assets of the Indemnified Party or to agree to any restriction that would apply to the Indemnified Party, or to any other Buyer or Seller Indemnitee, as applicable, or to its conduct of business or to any other Buyer or Seller Indemnitee, as applicable, or to their conduct of business; AND PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of the Indemnified Party with respect to such claim. The Indem nified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. The Indemnified Party shall, and shall cause each of its Affiliates, officers, employees, consultants and agents and each other Buyer or Seller Indemnitee, as applicable, to, cooperate fully with the Indemnifying Party in the defense of any claim pursuant to this Section 7.3. If the Indemnifying Party does not assume the defense of any claim resulting therefrom in accordance with the terms of this Section 7.3, the Indemnified Party may defend against such claim in such manner as it may deem appropriate, including settling such claim after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate.

            7.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in Articles III and IV and in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire on the fourth anniversary of the Closing Date, except (i) as to any matter as to which a claim is submitted in writing to the Indemnifying Party prior to such fourth anniversary and identified as a claim for indemnification pursuant to this Agreement, (ii) the inaccuracy of any representation or warranty arising out of the fraud, gross negligence or willful misconduct of Seller or Buyer, which representation and warranty shall survive until sixty
(60) days following the expiration of the applicable statute of limitations, including extensions thereof and (iii) any inaccuracy in the representations or warranties set forth in Sections 3.8 and 4.5 of this Agreement, which representations and warranties shall survive until the expiration of sixty (60) days following the applicable statute of limitations, including extensions thereof. The covenants of Seller and Buyer hereunder, including the indemnification obligations of Seller under Section 7.1(b), (d), (e), (f) and
(g) and the indemnification obligations of Buyer under Section 7.2(b) and (d), shall survive until the expiration of any applicable statute of limitations. No claim or action for indemnity pursuant to Sections 7.1 or 7.2 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the first sentence of this Section 7.4 except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration.

            7.5 LIMITATIONS ON INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES. No amount shall be recoverable for Damages under Section 7.1(a) or (c) unless and only to the extent that the aggregate amount of such Damages, when added to all other Damages claimed by the Buyer Indemnitees under Section 7.1(a) and (c) (exclusive of any Damages for which the Buyer Indemnitees are indemnified pursuant to Article VIII), exceeds $250,000. Notwithstanding the foregoing sentence, indemnification under Section

7.1(a) and (c) may be claimed with respect to all Damages resulting from, and full recovery shall be made for, (i) the inaccuracy of any representation or warranty set forth in Section 3.8 or 3.19 and (ii) the inaccuracy of any representation or warranty arising out of the fraud, gross negligence or willful misconduct of Seller.


                                  ARTICLE VIII

                                   TERMINATION

            8.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                          (i) by mutual written agreement of Seller and Buyer;

                         (ii) by Buyer at any time following the expiration of ten (10) days from the date that Buyer has given written notice to Seller of any one or more material inaccuracies or material misrepresentations in or material breaches of the representations or warranties made by Seller and Seller shall have failed to cure such inaccuracies and breaches in all material respects in said ten (10) day period; PROVIDED, HOWEVER, that in the event that within said ten (10) day period Seller has undertaken reasonable actions to cure such inaccuracies and breaches and such actions are being diligently pursued by Seller, no termination under this clause
      (ii) shall take effect unless Seller shall have failed to cure such inaccuracies and breaches in all material respects within forty-five (45) days after delivery of the original notice from Buyer;

                        (iii) by Buyer at any time following the expiration of ten (10) days from the date that Buyer has given written notice to Seller of Seller's failure to perform and satisfy in any material respect any of Seller's obligations under this Agreement and Seller shall have failed to cure such failure in all material respects in said ten (10) day period; PROVIDED, HOWEVER, that in the event that within said ten (10) day period Seller has undertaken reasonable actions to cure such failure and such actions are being diligently pursued by Seller, no termination under this clause (iii) shall take effect unless seller shall have failed to cure such failure in all material respects within forty-five (45) days after delivery of the original notice from Buyer;

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







                         (iv) by Seller at any time following the expiration of ten (10) days from the date that Seller has given written notice to Buyer of any one or more material inaccuracies or material misrepresentations in or material breaches of the representations or warranties made by Buyer herein and Buyer shall have failed to cure such inaccuracies and breaches in all material respects in said ten (10) day period; PROVIDED, HOWEVER, that in the event that within said ten (10) day period Buyer has undertaken reasonable actions to cure such inaccuracies and breaches and such actions are being diligently pursued by Buyer, no termination under this clause (iv) shall take effect unless Buyer shall have failed to cure such inaccuracies and breaches in all material respects within forty-five
      (45) days after delivery of the original notice from Seller;

                          (v) by Seller at any time following the expiration of ten (10) days from the date that Seller has given written notice to Buyer of Buyer's failure to perform and satisfy in any material respect any of Buyer's obligations under this Agreement and Buyer shall have failed to cure such failure in all material respects in said ten (10) day period; PROVIDED, HOWEVER, that in the event that within said ten (10) day period Buyer has undertaken reasonable actions to cure such inaccuracies and such actions are being diligently pursued by Buyer, no termination under this clause (v) shall take effect unless Buyer shall have failed to cure such inaccuracies in all material respects within forty-five (45) days after delivery of the original notice from Seller;

                        (vi) by either Buyer or Seller if the Closing shall not have been consummated by May 15, 1993, or such later date as mutually agreed to in writing by Buyer and Seller (the "Termination Date"); provided, however, that neither Buyer nor Seller may terminate this Agreement pursuant to this clause (vi) if the Closing shall not have been consummated by the Termination Date by reason of the failure of such party to perform in all material respects any of its cove nants or agreements contained in this Agreement; or

                        (vii) by Buyer by written notice to Seller on or prior to December 31, 1992 if Buyer, in its reasonable judgment, determines that it is not satisfied with the results of its due diligence.


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







            8.2 EFFECT OF TERMINATION. Subject to the next sentence, if this Agreement is terminated in accordance with Section 8.1 as a result of a breach by any party to this Agreement, the liability of the breaching party shall not exceed the out-of-pocket costs of the non-breaching party in connection with this Agreement and the transactions contemplated hereby. If this Agreement is terminated in accordance with Section 8.1 as a result of (i) the wilful failure of a party to fulfill a condition to the performance of the other party, (ii) the wilful failure of a party to perform a covenant under this Agreement, or
(iii) a breach, the consequences of which are material with respect to the Acquisition Assets, of any representation contained in this Agreement, which the party making such representation knew was false on the date hereof, then such breaching party shall be fully liable for any and all Damages sustained or incurred by the other party.


                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below,
(iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through a reputable overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

      If to Seller, to:       Union Oil Company of California
                              911 Wilshire Boulevard
                              Suite 1410
                              Los Angeles, California 90017
                              Attention: A.J. Eliskalns
                              Telecopy: (213) 977-5835


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







      Copy to:                Union Oil Company of California
                              1201 West 5th Street
                              Los Angeles, California  90017
                              Attention:  W. Thomas Skok
                              Telecopy:  (213) 977-7827

      If to Buyer,to:         National Auto/Truckstops, Inc.
                              c/o Unocal Petroleum Products and
                                 Chemicals Division
                              1650 East Golf Road
                              Schaumburg, Illinois  60196-1088
                              Attention:  William Osborne

      Copy to:                The Clipper Group, L.P.
                              Park Avenue Plaza
                              55 East 52nd Street
                              New York, New York  10055
                              Attn:  Louis J. Mischianti
                              Telecopier: (212) 318-1360

      Copy to: Paul, Weiss, Rifkind, Wharton & Garrison 1285 Avenue of the Americas
                              New York, New York  10019
                              Attn: Stuart I. Oran, Esq.
                              Telecopier: (212) 757-3990


            Either party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            9.2  AMENDMENTS; WAIVERS; REMEDIES.

                  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation

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or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No single or partial exercise by either party in exercising any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            9.3 EXPENSES. Personal and real property taxes and prepaid expenses shall be prorated as of the Closing Date. Buyer shall timely file (after giving effect to any applicable extensions) or cause to be filed all required personal and real property reports and returns which are due on or after the Closing Date and shall pay or cause to be paid to the Tax Authorities all such taxes reflected on such reports or returns. All taxes imposed on the transactions contemplated hereby, including any sales and use taxes and any real property transfer taxes, shall be borne by the Seller. Subject to the immediately preceding sentence, as to any special or general assessments against any of the Acquisition Assets which are payable in installments, Buyer shall be responsible for all assessments which relate to periods after the Effective Time. The costs of obtaining surveys and title insurance shall be borne by Buyer. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring the same.

            9.4 SCHEDULES. Seller and Buyer acknowledge that the Disclosure
Schedule is in draft form. Seller shall finalize the Disclosure Schedule as promptly as practicable but in any event within ten days of the date hereof.

            9.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            9.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (and not the conflict of laws) of the State of California; PROVIDED, HOWEVER, that the validity of the conveyance of Real Property shall be governed by the law of the state in which the Real Property is situated.

            9.7 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto

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shall have received a counterpart hereof signed by the other party hereto.

            9.8 ENTIRE AGREEMENT. This Agreement (including the documents, schedules and exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            9.9 JURISDICTION. Each of the parties hereto irrevocably submits to the jurisdiction of any state or federal court sitting in the County of Los Angeles, State of California, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, or to contest the jurisdiction (in rem or in personam) or power or decision of such court over or pertaining to the party or with respect to the subject matter in any other court within or without the United States other than appropriate appellate courts. Each of the parties hereto irrevocably waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party hereto with respect thereto.

            9.10 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

            9.11 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.


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            9.12 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              UNION OIL COMPANY OF CALIFORNIA


                              By: /s/  Neale E. Schmale
                                 --------------------------------
                                 Name: Neale E. Schmale
                                      ---------------------------
                                 Title: Senior Vice President
                                       --------------------------


                              NATIONAL AUTO/TRUCKSTOPS, INC.


                              By: /s/ Louis J. Mischianti
                                 --------------------------------
                                 Name:  Louis J. Mischianti
                                 Title: Treasurer

                              NATIONAL AUTO/TRUCKSTOPS, INC.


                              By: /s/  Hugh D. Schmieder
                                 --------------------------------
                                 Name:  Hugh D. Schmieder
                                 Title: Vice President



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